                                                                     EXHIBIT 2.2
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        This Assignment Agreement (the "Agreement") is dated this 19th day of
December, 1995, by and between CRAB HOUSE, INC., a Florida corporation ("Crab House") and U.S. RESTAURANT PROPERTIES OPERATING L.P., a Delaware limited partnership ("Assignee").


                                   RECITALS:

        A. Crab House entered into an Agreement of Sale (the "Contract") dated December 12, 1995, with Corporate Property Associates 7, a California limited partnership (the "Seller"), to acquire real property and improvements (the "Property"), described on Exhibit A to the Contract.

        B. Crab House desires to assign, and Assignee desires to acquire, Crab House's right, title and interest in the Contract. All terms not otherwise defined herein shall have the meanings assigned to them in the Contract.

        Now, Therefore, for good and valuable consideration, the sufficiency of which is hereby expressed, the parties hereby agree as follows:

        1.   Assignment of Contract Rights.  Crab House hereby assigns, and
             -----------------------------
Assignee hereby assumes, Crab House's right to acquire the Premises, Personalty and other property under the Contract. Assignee shall acquire the Premises and Personalty through a direct deed of conveyance and bill of sale from the Seller.

        2.   Intangible Rights.  To the extent that Assignee acquires the good
             -----------------
will, going concern value and other intangible rights under the Contract (the "intangible rights"), Assignee shall transfer such intangible rights to Crab House through a bill of sale substantially in the form of Exhibit A attached
hereto.                                                   ---------


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        5.   Prorations and Post Closing Adjustments.  Any Closing prorations
             ---------------------------------------
and any post closing adjustments, whether positive or negative, shall be the property or liability, as the case may be, of Crab House and not Assignee.

        6.   Failure of Buyer to Close.  If, as a result of a failure to close
             -------------------------
the purchase of the Premises under the Contract, any liability is imposed on the Buyer under Section 15 of the Contract (including any forfeiture of the Deposit), Assignee shall pay all costs and expenses imposed upon the Buyer if the failure to consummate closing was due to any action or inaction on the part of Assignee; otherwise Crab House shall pay all such costs and expenses (including forfeiture of the Deposit).

        7.   Failure of Seller to Close.  If, as a result of a failure to close
             --------------------------
the purchase of the Premises under the Contract, any liability is imposed on Seller under Section 16 of the Contract, Crab House shall be entitled to a refund of the Deposit, and any further damages paid by Seller shall be allocated among Crab House and Assignee based on the damages established by each party.

        8.   Condition Precedent.  It shall be a condition precedent to
             -------------------
Assignee's and Crab House's obligations hereunder that a mutually acceptable Lease Agreement is executed between Assignee and Crab House with respect to the Premises.

        9.   Representations and Warranties.  Crab House hereby makes the
             ------------------------------
following warranties and covenants to Assignee: (a) Crab House has full corporate power and authority to enter into this Agreement and this Agreement will not result in a default by either Crab House or Assignee under the Contract, and (b) at closing Crab House will cause a Title Policy to be issued in the name of Assignee, in substantially the form attached to the Contract, and cause the survey provided to Assignee by Crab House to be re-certified to Assignee.

        10.  Miscellaneous.  Both Crab House and Assignee shall cooperate with
             -------------
one another and in a timely manner execute all documents reasonably required to give effect to the purchase and sale provided for herein. If any provision of this Agreement is adjudicated by a court having jurisdiction over a dispute arising herefrom to be invalid or otherwise unenforceable for any reason, such invalidity or unenforceabilty shall not affect the other provisions hereof. This Agreement, shall be governed and construed in accordance with the laws of the State of Florida. This Agreement is the entire agreement between Crab House and Assignee concerning the sale of the Premises and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound. The provisions of this Assignment shall survive Closing of the sale of the Premises.

        11.  Multiple Counter-Parts.  This Agreement may be executed in one or
             ----------------------
more counterpart copies, each of which shall be deemed an original.

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        In Witness Whereof, the parties here executed this Agreement as of the date and year first above written.

                                       CRAB HOUSE, INC.


                                           /s/ William K.
                                       By: ____________________________________


                                             William K.
                                       Name: __________________________________


                                              President
                                       Its: ___________________________________



                                       U.S. RESTAURANT PROPERTIES OPERATING L.P.
                                       By:  U.S. RESTAURANT PROPERTIES, INC.

                                              /s/ Robert Stetson
                                       By: ____________________________________


                                              Robert Stetson
                                       Name: __________________________________


                                             CEO - MOP
                                       Its: ___________________________________






ASSIGNMENT AGREEMENT - PAGE 3
CRAB HOUSE, INC. - U. S. RESTAURANT PROPERTIES OPERATING L.P.